UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cannae Holdings, Inc.

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Carronade’s Nominees Present Significant Risks to Cannae Shareholders

~ Cannae’s Strategic Transformation is Accelerating Long-Term Value Creation for Shareholders ~

~ Our Board and Governance Structure have Consistently Evolved ~

~ Cannae Urges Shareholders to Vote on WHITE Proxy Card “FOR” ONLY

Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey ~

LAS VEGAS—(BUSINESS WIRE)—December 2, 2025—Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today issued the following statement regarding Cannae’s strategic transformation and the election of directors to Cannae’s Board of Directors (“Board”) in connection with its 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 12, 2025.

Carronade’s Nominees Present Significant Risks to Cannae Shareholders

Carronade is employing a short-term playbook yet demanding shareholders make a long-term board composition decision that will significantly impair future value creation. Electing a new near-control slate of directors without the requisite skills and experience fundamentally risks Cannae shareholders’ capital.

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Carronade claims that it is running a campaign focused on improving Cannae’s governance, yet Carronade’s nominees bring a narrow specialization in bankruptcy, distressed debt, and restructuring, while offering little to no experience in public company experience or governance. The Carronade nominees’ common skillsets are irrelevant for Cannae’s permanent capital model and corporate strategy of building long-term value in proprietary investments.

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Carronade offers no original ideas and is attempting to take credit for Cannae’s existing strategic plan — which began seven months before Carronade became involved. Electing unqualified directors would be disruptive to the Board, which has already proven its commitment to act decisively, and presents real go-forward risks.

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Carronade’s criticisms are backward-focused and do not provide the full picture. Carronade focuses on issues where the Board has already taken significant action, such as restructuring compensation plans to better align with shareholder interests and internalizing the external manager. On the prior SPAC investments, Carronade ignores the $2.3 billion of sophisticated third party capital invested in the PIPE transactions alongside Cannae. In addition, once performance issues arose, the Board took decisive steps to strengthen investment strategy and lay the foundation for long term sustained growth as further described below in Cannae’s strategic transformation.

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Carronade is seeking inappropriate and off-market governance changes to unduly control Board decision-making. Carronade is seeking a board within the Board by attempting to wield control of a new five-person Strategic Review Committee, of which the Carronade nominees would have three seats. This structure effectively strips oversight authority away from the full Board, while also silencing directors who possess the deep investment expertise and historical perspective that our portfolio requires.

For such a dramatic reshaping of Cannae’s Board, shareholders should expect a more compelling or differentiated strategy from Carronade on increasing sustainable long-term shareholder value. While the governance advisory firms may not require activists to present a detailed action plan, shareholders with at risk capital, should demand more and vote for candidates with relevant backgrounds.

Strategic Transformation

Since February 2024, seven months before Carronade purchased its first share of Cannae stock, we began executing a Board-driven turnaround focused on long-term structural changes to our investment strategy, Board composition, and governance structure. These long-term initiatives laid the foundation for sustainable growth that will deliver long-term shareholder returns. We have significantly strengthened our investment strategy, including a new focus on our proven experience in investing in sports and sports related assets. We have made clear progress on our stated goals, including:

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Transformation of our portfolio from 70% public investments concentrated within four companies to nearly 90% proprietary private investments. This shift provides shareholders with access to unique investment opportunities that they would not otherwise be able to access, which we believe will generate outsized returns.

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Cannae’s investments in Black Knight Football and Computer Services, which were sourced from Cannae’s existing Board members, exemplify this type of proprietary investment which will deliver long-term value creation.

•	Return of significant capital to shareholders at an attractive valuation relative to NAV.

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Since January 2024, Cannae has repurchased approximately $520 million or 36% of our outstanding shares. Since January 2021, we have repurchased 52% of our outstanding shares, demonstrating a consistent strategy of returning capital to shareholders to drive long-term shareholder value creation.

•	Reduction in operating costs including terminating our external management structure.

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Cannae’s Board has consistently focused on reducing operating costs. In February 2024, we eliminated our external management agreement, which reduced ongoing management fees by 81% and shifted the majority of executive compensation to restricted stock to directly align incentives with shareholder returns. This shift was driven by the Board’s ongoing efforts to periodically review the Company’s operating structure and drive further efficiencies.

•	Continued sale of non-core assets. As a continuing part of Cannae’s strategic plan, Cannae has sold non-core assets. In Q4 2025, Cannae sold shares of Paysafe and System1. These sales will allow Cannae to realize a $55 million tax refund in the second quarter of 2026 to provide liquidity for future shareholder capital returns and potential investments.

The most effective strategy to increase stock price remains continuing on the strategic transformation that this Board began in early 2024.

Cannae is a permanent capital vehicle and focused on delivering sustainable long-term shareholder value. While Cannae’s recent stock price performance is disappointing to the Board and executive team – who collectively own more than 14% of Cannae shares and in the aggregate represent Cannae’s largest shareholder – the Board proactively, and before Carronade become involved, took significant strategic actions that have repositioned Cannae and its investments to generate sustainable long-term shareholder value.

Board & Governance

Our Board and governance structure has consistently evolved and matured since 2017.

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Since February 2024, we have (1) added three new highly qualified and independent directors who serve on key Board committees like the Related Person Transactions Committee, the Corporate Governance and Nominating Committee, and the Audit Committee, (2) initiated the Board declassification process, and (3) appointed an independent Chair and a new CEO. These governance initiatives have strengthened the independence and oversight of our Board.

Cannae’s four nominated directors are significantly better qualified for their positions than the Carronade nominees. Carronade’s nominees fundamentally do not have requisite experience relevant to Cannae’s business and portfolio companies.

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The Carronade nominees’ experience is largely restricted to debt restructuring, which is not relevant to Cannae or its portfolio companies, given Cannae’s minimal debt load. The nominees have no or limited public company leadership or board experience and no expertise in the industries in which Cannae has invested or is seeking new investment opportunities. The Carronade nominees are linked to Carronade, and each other, further highlighting their distressed investment angle. Cannae’s investors need directors with a broader, more comprehensive skillset to oversee the Company’s strategic transformation.

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The risk of electing Carronade’s unqualified directors is real. Carronade’s own self-serving activist materials estimate, without any objective support, only a 12.2% (or approximately $2.00 per share) upside to Cannae’s stock price based on improved governance. We believe that there exists a much higher downside for Cannae shareholders by voting to replace up to 33% of the Board with mismatched and underexperienced directors who are not qualified to execute Cannae’s long-term strategy.

The Board leans on its directors to source investment opportunities. This is a unique strength of the Board, not an example of entrenchment. Disrupting this proven sourcing model to install candidates who have no expertise in this area would cut shareholders off from the deal flow that drives long-term value.

The Cannae Board of Directors is committed to acting in the best interests of all shareholders and unanimously recommends that shareholders vote on the WHITE proxy card “FOR” ONLY all four of Cannae’s highly qualified director nominees standing for election—Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey.

Thank you for your continued support.

Sincerely,

The Cannae Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0637

Banks and Brokers may call collect: (212) 750-5833

Forward-Looking Statements and Risk Factors

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business, strategic plans, future performance, return of capital, and the impact of our actions on shareholder value, and commitments outlined in this communication or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this communication may be updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Important factors that could cause actual results to differ materially from expectations are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the SEC. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors, except where we are expressly required to do so by law.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Annual Meeting. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.